Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-220353 on Form S-3 and Registration Statement No. 333-183465 on Form S-8 of our reports dated February 25, 2019, relating to the financial statements and financial statement schedules of iStar Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and the effectiveness of iStar Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of iStar Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, NY
February 25, 2019